EXHIBIT 12

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                   Nine Months and Quarter Ended October 1, 2000

(Thousands of Dollars)



                                                      Nine
                                                     Months        Quarter
                                                    -------        -------

Earnings available for fixed charges:
  Net earnings                                     $ 35,459         13,832
  Add:
    Fixed charges                                    94,870         36,047
    Income taxes                                     15,931          6,214
                                                    -------        -------
      Total                                        $146,260         56,093
                                                    =======        =======


Fixed Charges:
  Interest on long-term debt                       $ 53,115         21,241
  Other interest charges                             27,091          9,324
  Amortization of debt expense				    1,213			 510
  Rental expense representative
   of interest factor                                13,451          4,972
                                                    -------        -------
      Total                                        $ 94,870         36,047
                                                    =======        =======

Ratio of earnings to fixed charges                     1.54           1.56
                                                    =======        =======